EXHIBIT 10.2

INSTRUCTURE, INC.

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

February 13, 2020

INSTRUCTURE, INC.

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

Attention: Daniel Goldsmith

Re:    Amended and Restated Waiver of Certain CIC Benefits

Dear Mr. Goldsmith:

Reference is made to (i) that certain Executive Agreement, dated as of June 4, 2018, by and between Daniel Goldsmith (“Executive” or “you”) and Instructure, Inc., a Delaware corporation (the “Company” and such agreement, the “Executive Agreement”), (ii) the Minutes of the Compensation Committee of the Company, dated as of April 17, 2018 (the “Minutes”), (iii) that certain letter agreement, dated as of December 4, 2019, by and between you and the Company (the “Original Agreement”), (iv) that certain Agreement and Plan of Merger, dated as of December 4, 2019, by and among Instructure Holdings, LLC (f/k/a PIV Purchaser, LLC), a Delaware limited liability company (“Parent”), PIV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), and (v) that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of February 13, 2020, by and among Parent, Merger Sub and the Company (the “Amendment”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Minutes. You, the Company, Parent and Merger Sub are sometimes referred to herein collectively as the “Parties” and each, a “Party”.

By executing below, each of the Parties acknowledges and agrees that this letter agreement shall amend, replace and supersede in its entirety, the Original Agreement. The entry into this letter agreement is an express condition to Parent’s willingness to enter into the Amendment and without the covenants, agreements, releases and waivers set forth herein, Parent would not have entered into the Amendment. Parent is relying on this letter agreement as an inducement to consummate the transactions contemplated by the Merger Agreement as modified by the Amendment.

Notwithstanding anything in the Executive Agreement or the Minutes to the contrary, by executing below, you hereby acknowledge and agree that, contingent upon the consummation of the transactions (the “Transactions”) contemplated by the Merger Agreement (as amended by the Amendment):

1.

(i) All of your outstanding stock awards (whether in the form of options or RSUs) which vest prior to or on March 1, 2020 and (ii) fifty-two percent (52%) of your outstanding stock awards (whether in the form of options or RSUs) which vest after March 1, 2020 shall become fully vested with respect to the shares subject thereto, effective immediately prior to the consummation of the Transactions (clauses (i) and (ii), collectively, the “Accelerated Awards”);

2.

The remaining forty-eight percent (48%) of your outstanding stock awards (whether in the form of options or RSUs) which are unvested as of immediately prior to the consummation of the Transactions (but, for the avoidance of doubt, excluding any stock award that will vest on or prior to March 1, 2020 which will vest pursuant to paragraph 1 above) shall automatically be forfeited and cancelled upon consummation of the Transactions with no consideration payable thereon, and you will have no further rights or entitlements with respect to such awards (the “Forfeited Awards” and, together with the Accelerated Awards, the “Equity Awards”); and

3.	The consummation of the Transactions alone and the potential related changes in your job duties, responsibilities, title or authority solely as a result of the Company no longer being publicly traded will not constitute Good Reason for purposes of the Executive Agreement, including as contemplated in the Minutes. Without limiting the foregoing, you nonetheless expressly and irrevocably waive and release any and all claims you may have to terminate your employment for Good Reason (as defined in the Executive Agreement or similar or related definitions of “good reason” or “constructive dismissal” or the like in any plan, program, agreement or other arrangement sponsored or implemented by the Company or any of its affiliates) and to receive (i) the CIC Benefits (as defined in the Executive Agreement) and (ii) any other payments, benefits or entitlements under any plan, program, agreement or other arrangement sponsored by the Company or any of its affiliates, in each case, in connection with your resignation of employment with the Company for Good Reason based solely on the consummation of the Transactions and the potential related changes in your job duties, responsibilities, title or authority solely as a result of the Company no longer being publicly traded.

Without limiting the forfeiture and cancellation of the Forfeited Awards, nothing contained in this letter agreement shall be considered a waiver of any other compensation or benefits to which you may be entitled or a waiver of any of your rights to raise a claim of Good Reason (or similar or related definitions of “good reason” or “constructive dismissal” or the like) in any plan, program, agreement or other arrangement sponsored or implemented by the Company or its affiliates to the extent arising out of an act, failure to act or other circumstance, in each case, that first occurs after the date hereof and that is not related to the consummation of the Transactions and the potential changes to your job duties, responsibilities, title or authority solely as a result of the Company no longer being publicly traded and in connection with the consummation of the Transactions.

Effective upon the consummation of the Transactions, you (on behalf of yourself and your spouse, representatives, attorneys, assigns heirs, executors, and administrators), fully, voluntarily and unconditionally hereby irrevocably waive, fully and finally release, acquit and forever discharge the Company, Parent, Merger Sub and their respective affiliates (including, following the Transactions, Thoma Bravo, LLC and its affiliated investment funds), boards of directors, employees, members, managers, equityholders and agents (collectively, the “Released Parties” and each, a “Released Party”) from any and all claims, actions, proceedings, suits, liabilities or obligations of any kind or nature whatsoever (collectively, the “Claims” and each, a “Claim”), with respect to the Forfeited Awards and the cancellation and forfeiture thereof. You agree that you hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever with respect to the Forfeited Awards. The release provided under this letter agreement with respect to the Forfeited Awards extends to and will be binding upon you and each of your heirs, representatives, beneficiaries, successors, assigns and affiliates, and shall inure to the benefit of all of the Released Parties.

Each payment or benefit provided under this letter agreement is intended to be either (1) exempt from Section 409A,, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. Section 1.409A-1(b)(4), or (2) compliant with Section 409A, to the extent subject thereto, and accordingly, the provisions of this letter agreement will be administered, interpreted and construed, to the maximum extent permitted, to be exempt therefrom or in compliance therewith. Each amount to be paid or benefit to be provided to you pursuant to this letter agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything to the contrary contained herein, the Company shall pay any tax, penalty or interest imposed under Section 409A that you may incur (determined on an after tax basis) in the event that any payment hereunder is subject to Section 409A and determined not to be in compliance with Section 409A as a result of the application of the terms of this letter agreement.

You agree that you shall not, except done in good faith in any claim, suit, action or proceeding against you, the Company, Parent or Merger Sub, make any derogatory or disparaging statement or communication regarding the Company, Parent or Merger Sub, or any officer or director of the foregoing. Each of the Company, Parent and Merger Sub agree that it shall direct and instruct its directors and officers to not, except done in good faith in any claim, suit, action or proceeding against the you, the Company, Parent or Merger Sub, as applicable, make any derogatory or disparaging statement or communication regarding you. Nothing in this paragraph shall limit your, the Company’s, Parent’s or Merger Sub’s ability to make true and accurate statements or communications in connection with any disclosure such party reasonably believes is required pursuant to applicable law, nor shall it limit such party’s ability to make a good faith rebuttal of any untrue or misleading statements made by any of the other parties hereto or their respective directors or officers, as applicable.

Any press release or any similar public statement or disclosure regarding the terms or existence of this letter agreement or the status of Executive’s employment with the Company (or any termination thereof) shall require the prior mutual consent of the parties hereto.

This letter agreement is binding on and enforceable against you, the Company, Parent and Merger Sub notwithstanding any contrary provisions in the Merger Agreement, and in the event of a conflict between the provisions of this letter agreement and the Merger Agreement, the provisions of this letter agreement shall control with respect to the Parties. This letter agreement is made pursuant to and shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by electronic mail in portable document format (PDF) shall be effective as delivery of a manually executed original counterpart to this letter agreement.

This letter agreement may not be altered, modified, amended or terminated (other than any automatic termination as contemplated in the immediately succeeding paragraph) except by written instrument signed by you, Parent, Merger Sub and the Company. The failure of a Party to insist upon strict adherence to any term of this letter on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

In the event that the Merger Agreement is terminated in accordance with the terms thereof and the Transactions are not consummated, this letter agreement shall automatically terminate and be null and void ab initio, and no Party hereto shall have any obligations hereunder.

Please indicate your agreement with the foregoing by signing this letter agreement below, and by signing below, you hereby acknowledge and agree that the execution of this letter agreement will not constitute Good Reason pursuant to the Executive Agreement.

* * * * * * *

Sincerely,

INSTRUCTURE, INC.

By:	/s/ Matthew Kaminer
Name:	Matthew Kaminer
Its:	Chief Legal Officer

Signature Page to Waiver Agreement

Acknowledged and Agreed as of February 13, 2020

Signature:	/s/ Daniel Goldsmith
Daniel Goldsmith

Signature Page to Waiver Agreement

Acknowledged and Agreed as of February 13, 2020

INSTRUCTURE HOLDINGS, LLC

By:	/s/ Holden Spaht
Name:	Holden Spaht
Its:	President and Assistant Secretary

PIV MERGER SUB, INC.

By:	/s/ Holden Spaht
Name:	Holden Spaht
Its:	President and Assistant Secretary

Signature Page to Waiver Agreement